UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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C&J ENERGY SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

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May 18, 2018

Re:	Supplemental Proxy Information Related to Say on Pay Proposal and Election of Class I Directors
at the 2018 Annual Meeting of Stockholders of C&J Energy Services, Inc.

Dear Valued C&J Stockholder,

We are seeking your support for the Company’s advisory vote to approve 2017 executive compensation (the “Current Say on Pay Proposal”) and the Company’s two nominees for re-election as Class I directors (the “Director Election Proposal”) at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”). We are also providing clarifying information to our definitive proxy statement filed with the U.S. Securities and Exchange Commission (“SEC”) on April 9, 2018 and subsequently mailed to you in connection with the solicitation by C&J’s Board of Directors (the “Board”) of proxies to be voted at the Annual Meeting (the “2018 Proxy Statement”). Capitalized terms used but not defined herein have the meanings given to such terms in the 2018 Proxy Statement.

Current Say on Pay Proposal

We are asking stockholders to approve on an advisory basis the 2017 compensation of the Company’s Named Executive Officers, as defined and discussed in “Compensation Discussion and Analysis” and “Executive Compensation Tables” in the 2018 Proxy Statement.

We made positive changes to our compensation program following our emergence from bankruptcy in January 2017 (the “Chapter 11 Proceeding”), taking into account significant input from our stockholders, including the establishment of the Company’s first performance-based short-term incentive plan. It is important to note that the Board has been largely reconstituted since the Company’s last advisory vote on executive compensation in 2016 (the “2016 Say on Pay Proposal”), and we completed a CEO transition (among other changes to our executive management team) since the 2016 Say on Pay Proposal.

With respect to your consideration of the Current Say on Pay Proposal, and any concern that may exist due to the negative result of the 2016 Say on Pay Proposal, we ask that stockholders take the following into account:

•	The negative result of the 2016 Say on Pay Proposal was largely attributable to a single stockholder that at the time owned 52% of our shares. The stockholder had significant direct input over the executive compensation program at issue, as well as indirect input with an affiliate and designees serving on the Board and the Compensation Committee of the Board. Based on intensive discussions with the stockholder in connection with our 2016 annual meeting of stockholders (the “2016 Annual Meeting”), our knowledge and belief is that the stockholder voted against the 2016 Say on Pay Proposal due to its disagreement with the former Board regarding matters unrelated to the executive compensation program;

•	Shortly following the 2016 Annual Meeting, we entered the Chapter 11 Proceeding and our stock was delisted from the New York Stock Exchange (“NYSE”). As a result of the Chapter 11 Proceeding, both the Board and our stockholder base were reconstituted;

•	The 2017 executive compensation arrangements covered by the Current Say on Pay Proposal were established contractually through direct negotiations with approximately 44% of our new stockholders immediately prior to emergence as part of the Chapter 11 Proceeding and ultimately approved by substantially all of our new stockholders, as well as other stakeholders, in approving our Restructuring Plan;

•	Shortly after emergence and prior to relisting on the NYSE, our stock traded on the OTC “Grey Marketplace,” during which time we had limited visibility into our stockholder base other than the largest stockholders, affiliates of whom served on our Board and the Compensation Committee or served as board observers and thus continued to have a high degree of input into the management of our executive compensation program;

•	The 2017 executive compensation arrangements, including the Emergence Grants, were disclosed in detail in our filings with the SEC prior to the Company’s first public offering following emergence and successful relisting on the NYSE; and

•	We regularly engage with our stockholders on a variety of matters, including our compensation and governance policies and practices.

As such, we believe that our 2017 executive compensation program was reasonable and appropriate, reflecting meaningful stockholder input and support, and that our response to the 2016 Say on Pay Proposal was reasonable and appropriate, although not relevant to the Current Say on Pay Proposal. We urge our stockholders to consider these factors and rationale, explained in more detail below, and support our Current Say on Pay Proposal.

Background

Prior to 2017, we submitted our executive compensation program to an advisory stockholder vote, as required by Section 14A of the Exchange Act, on an annual basis. Due to the impact of our Chapter 11 Proceeding and the terms of our Restructuring Plan, we were not listed on a national securities exchange at emergence and did not relist on the NYSE until April 2017. Accordingly, we did not hold an annual stockholders meeting in 2017 and, therefore, an advisory vote on our 2016 executive compensation program was not held. However, our 2016 executive compensation program was subject to significant scrutiny in the Chapter 11 Proceeding and supported by our stakeholders as interested parties, which included substantially all of our stockholders at emergence from the Chapter 11 Proceeding, as described in the Proxy Statement under “Compensation Discuss & Analysis —2017 Overview—Key Considerations and Actions.”

The 2016 Say on Pay Proposal for our 2015 executive compensation program did not receive support because C&J’s majority stockholder, then holding approximately 52% of C&J’s stock, voted against the 2016 Say on Pay Proposal. This stockholder did so despite the fact that (i) the 2015 executive compensation arrangements at issue in the 2016 Say on Pay Proposal had been directly negotiated with the stockholder in connection with a transformative merger transaction and ultimately approved by more than a majority of our stockholders in connection with approving the merger transaction, (ii) three of the Company’s six directors were designated by the stockholder pursuant to the Company’s bylaws, one of whom was the stockholder’s Chief Financial Officer, and (iii) two of the stockholder’s designated directors served on our three-member Compensation Committee. Based on the foregoing, as well as intensive discussion and daily engagement with the stockholder prior to and following the 2016 Annual Meeting, we believe the stockholder’s decision not to support the 2016 Say on Pay Proposal was not due to concern or disagreement with the executive compensation program but rather related to the stockholder’s disagreement with other unrelated matters.

Although the Company’s Board, stockholder base and executive management team has been largely reconstituted since the 2016 Annual Meeting, the current Board was informed about the lack of support for the 2016 Say on Pay Proposal. The Company’s newly constituted Board and Compensation Committee managed the Company’s 2017 compensation arrangements, which had been established with and supported by our stockholders, and made positive changes to our compensation program with significant input from our stockholders.

As noted above, substantially all of the Company’s stockholders upon emergence from the Chapter 11 Proceeding, as well as other interested parties (including former stockholders) and the bankruptcy court, approved the executive compensation arrangements and employment agreements in effect for our Named Executive Officers in 2017 as part of the Restructuring Plan, including the Management Incentive Plan and the reservation of stock for equity awards. Notably, the employment agreements, which included base salary and long-term and short-term incentive award target values, for our Named Executive Officers were directly negotiated with approximately 44% of our new stockholders immediately prior to emergence, then comprising the steering committee of lenders in the Chapter 11 Proceeding. The steering committee essentially represented the secured lenders in the Chapter 11 Proceeding, and the secured lenders owned all of our stock upon emergence. Although the Compensation Committee interpreted this level of engagement and support as an endorsement of the executive compensation program by our stockholders, the Compensation Committee ultimately determined that modifications were nevertheless warranted to ensure that our executive compensation program achieved desired goals, aligned our executives’ interest with that of our stockholders and reflected current market practices and prevailing governance standards.

At the time of the Emergence Grant and the establishment of both the 2017 STIP and IPO Incentive Award, we were party to the Stockholders Agreement, which had been entered on emergence from the Chapter 11 Proceeding. Pursuant to the Stockholders Agreement, our largest stockholder had designated two directors to serve on the Board and also had an active board observer, and our second largest stockholder had a direct representative on the Board along with two other director designees (please see “Transactions with Related Persons—Related Persons Transactions—Transactions Related to the Chapter 11 Proceeding—Stockholders Agreement” in the 2018 Proxy Statement for additional information relating to the Stockholders Agreement). All of the stockholder designated directors comprised the Compensation Committee, and the board observer also participated in Compensation Committee meetings. At that time, we were also actively engaged in discussions with several other large stockholders who were parties to the Stockholders Agreement and/or a Registration Rights Agreement that was also entered on emergence from the Chapter 11 Proceeding.

Upon emergence from the Chapter 11 Proceeding, all of our outstanding capital stock was cancelled, and new stock in the reorganized company was issued to our secured lenders. At the time of the Emergence Grant and the establishment of both the 2017 STIP and IPO Incentive Award, C&J had not yet relisted on the NYSE, but was trading on the OTC “Grey Marketplace”. As a result, we had limited visibility into changes in our stockholder base, even though we engaged IPREO Holdings LLC, a financial services technology company, to help in this effort as we sought to confirm we could satisfy the listing requirements to relist on the NYSE. However, the ongoing active engagement of the stockholders that were party to the Stockholders Agreement and Registration Rights Agreement provided us with valuable insights into our stockholders’ perspectives on our compensation program and governance practices.

As stated above, the 2017 executive compensation program for our Named Executive Officers was established contractually and approved by substantially all of our stockholders upon emergence, as well as other interested parties. However, the base salaries for the Named Executive Officers remained at reduced levels into the third quarter of 2017, which was below the contractual amount and the benchmarked “median” of our peer group. Enhancements implemented by the Compensation Committee included establishing our first performance-based short-term incentive plan and introducing performance-based long-term incentive equity awards in the first regular LTI grant. The Compensation Committee intends to increase the allocation of performance-based long-term incentive equity awards in the regular annual LTI grant in 2018 and future years.

A significant portion of total 2017 compensation provided to each Named Executive Officer was in the form of long-term incentive equity awards, including the special, one-time Emergence Awards. Rationale for Emergence Awards is discussed in detail in the 2018 Proxy Statement. Given that all prior C&J equity (both outstanding equity awards and common stock) was cancelled as a result of the Chapter 11 Proceeding, the Compensation Committee believed that time-based equity awards with a portion immediately vesting was critical to retaining and motivating our executives and creating alignment with stockholders. For similar reasons, the Compensation Committee believed it was necessary and appropriate to provide the regular annual LTI grant at year end, which also re-established a retention-focused normal cycle. In determining the timing, size and structure of the Emergence Awards and the subsequent regular LTI Awards, as well as the 2017 STIP, the Compensation Committee engaged an independent, third-party compensation consultant, to ensure that the total compensation provided in 2017 was in line with industry practices and a relevant peer group (i.e. those that had completed a bankruptcy with similar impact to stockholders), incorporated prevailing governance standards, and provided a balanced mix of performance-based compensation designed to link our executive officers’ compensation with our performance while also aligning our executive officers’ interests with those of our stockholders. We have also engaged, and will continue to engage, with stockholders to receive feedback on our compensation program, including which metrics are viewed as most preferable and most appropriate for performance-based compensation.

Reflecting our commitment to integrity and transparency, we encourage meaningful engagement with our stockholders to ensure that our stockholders are—and remain—confident that our Board is managing C&J in the best interest of our stockholders. We have and will continue to regularly engage with our stockholders to ensure we have a clear understanding of, and opportunity to respond to, our stockholders’ views on our performance and strategy, as well as our compensation and governance policies and practices. Additionally, following the filing of the 2018 Proxy Statement, we proactively reached out to our 15 largest stockholders seeking their views on the important issues discussed in the 2018 Proxy Statement.

Recommendation

The Board of Directors has made positive changes to its executive compensation program based on stockholder input, and we continue to actively engage with our stockholders on a variety of matters, including those related to our compensation program. Therefore, we urge our stockholders to vote “FOR” the Current Say on Pay Proposal.

Director Election Proposal

The Board has nominated Stuart Brightman and Michael Zawadzki for re-election as Class I directors. Messrs. Brightman and Zawadzki are highly effective, independent directors. Mr. Brightman has broad oilfield services and executive management experience, deep knowledge of current trends and best practices in the industry, and proven leadership and business capabilities. Mr. Zawadzki has extensive knowledge and expertise in the energy industry, including public and private company board experience, and strong capabilities with respect to corporate finance, financial accounting and mergers and acquisitions, as well as planning and analysis. Together, they contribute intangible qualities such as critical thinking and analysis and industry knowledge, which, taken together, provide us with the variety and depth of knowledge, experience and perspective that are critical to the effective oversight, direction and vision of the Board as a whole.

Our charter and bylaws and other governance documents were approved by stakeholders in the Chapter 11 Proceeding, including substantially all of our new stockholders upon emergence less than 18 months ago. However, over the past year, our Board has considered in great detail matters relating to our governance policies and practices. In November 2017, based on the Board’s evaluation of our governance program, prevailing governance standards and best practices, the Board of Directors took action that was within its power to amend our bylaws to, among other things, replace the plurality voting standard for uncontested director elections with a majority voting standard, requiring the tender of the resignation of any incumbent director who does not receive a majority vote for re-election and require the Board to disclose within 90 days whether it accepts or rejects such resignation. The Board does not have the unilateral power to remove or subject to a sunset provision a supermajority vote requirement in our charter or our classified board structure. In November 2017, the Board also unilaterally terminated our shareholder rights plan, which was adopted based on stockholder feedback immediately following our emergence from the Chapter 11 proceeding.

We urge our stockholders to vote “FOR” the election of each of Messrs. Brightman and Zawadzki as Class I directors.

Annual Meeting of Stockholders

As a reminder, our Annual Meeting will be held at 9:30 A.M. local time, on Tuesday, May 29, 2018, at our headquarters, located at 3990 Rogerdale Rd., Houston, Texas 77042. At the Annual Meeting, stockholders will consider and vote upon the following matters, and the Board’s recommended vote is also included below:

Proposal 1:	The election of two directors to serve as Class I Directors until the 2021 Annual Meeting of Stockholders and their successors are duly elected.

The Board recommends a vote FOR the election of each of Messrs. Brightman and Zawadzki as Class I directors.

Proposal 2:	The approval, on an advisory basis, of the 2017 compensation of the Company’s Named Executive Officers (as defined and discussed in “Compensation Discussion and Analysis” and “Executive Compensation Tables” in the 2018 Proxy Statement).

The Board recommends a vote FOR the approval, on an advisory basis, of the 2017 compensation of the Company’s Named Executive Officers.

Proposal 3:	The approval, on an advisory basis, of the frequency on which we will in the future submit executive compensation to stockholders for an advisory vote.

The Board recommends a vote FOR the approval, on an advisory basis, of holding future stockholder advisory votes on executive compensation on an annual basis.

Proposal 4:	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

The Board recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

We will also consider and take action as appropriate upon such other matters that may be properly presented at the Annual Meeting.

Please note that to be elected as a director in an uncontested election, each nominee must receive the affirmative vote of a majority of the votes cast at the meeting, which means that the number of votes cast “for” a nominee must exceed 50% of the votes cast with respect to such nominee. Votes may be cast in favor of or withheld from the election of each nominee. Withheld votes are considered votes cast and will have the same effect as a vote against the election of a nominee. Broker non-votes will have no effect on the outcome of the vote for directors since they are not considered votes cast.

If an incumbent nominee receives an equal or greater number of withheld than votes cast for his election, the nominee shall promptly tender his resignation to the Board of Directors. Such director resignation will become effective upon acceptance by the Board of Directors of such resignation based on any factors deemed relevant by the Board of Directors. The foregoing summary is qualified by the terms of our majority voting policy, which are included in our bylaws.

Method and Cost of Soliciting Votes

We have retained Okapi Partners LLC (“Okapi”) to provide advice and aid in the solicitation of proxies on behalf of the Company in connection with the Annual Meeting. For these services, we will pay Okapi an initial fee of $15,000 and additional fees to be determined at the conclusion of the solicitation plus reimbursement of certain expenses.

On behalf of the Company and the Board of Directors, thank you for your continued support of C&J.

Sincerely,

Pat Murray	Don Gawick
Chairman of the Board	President and Chief Executive Officer, Director